UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    Mnuchin,                         Steven               T.
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   (Last)                           (First)              (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    The Goldman Sachs Group, Inc.
    (GS)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

    December 20, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

              Executive Vice President - Chief Information Officer
              ----------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                          |            |          |           |                                |5.            |6.       |          |
                          |            |          |           | 4.                             |Amount of     |Owner-   |          |
                          |            |          |           | Securities Acquired (A) or     |Securities    |ship     |          |
                          |            |2A.       |3.         | Disposed of (D)                |Beneficially  |Form:    |7.        |
                          |2.          |Deemed    |Transaction| (Instr. 3, 4 and 5)            |Owned         |Direct   |Nature of |
                          |Transaction |Execution |Code       | -------------------------------|Following     |(D) or   |Indirect  |
1.                        |Date        |Date, if  |(Instr. 8) |               | (A) |          |Reported      |Indirect |Beneficial|
Title of Security         |(Month/Day/ |any(Month/|-----------|     Amount    | or  |  Price   |Transactions  |(I)      |Ownership |
(Instr. 3)                |Year)       |Day/Year) | Code  | V |               | (D) |          |(Instr. 3 & 4)|(Instr.4)|(Instr. 4)|
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
Common Stock,             |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |  12/20/02  |          |   S   |   |     25,000    | D   |  $71.60  |    680,915   |    D    |          |
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Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |       |   |               |     |          |     20,172   |    I    |    (1)   |
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Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |       |   |               |     |          |     20,416   |    I    |    (2)   |
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Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |       |   |               |     |          |    129,584   |    I    |    (2)   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

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                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
               |      |       |    |       |            |                 |                       |        |9.       |10.   |      |
               |2.    |       |    |       |            |                 |                       |        |Number   |Owner-|      |
               |Con-  |       |    |       |            |                 |                       |        |of       |ship  |      |
               |ver-  |       |3A. |       |            |                 |                       |        |Deriv-   |of    |      |
               |sion  |       |De- |       |5.          |                 |7.                     |        |ative    |Deriv-|11.   |
               |or    |       |emed|       |Number of   |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |Exer- |       |Exe-|       |Derivative  |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |cise  |       |cu- |4.     |Securities  |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |Price |3.     |tion|Trans- |Acquired (A)|Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |of    |Trans- |Date|action |or Disposed |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |Der-  |action |if  |Code   |of (D)      |(Month/Day/Year) |             |Amount   |ative   |Following|In-   |ficial|
Title of       |iva-  |Date   |any,|(Instr |(Instr. 3,  |-----------------|             |or       |Secur-  |Reported |direct|Owner-|
Derivative     |tive  |(Month/|(MM/|8)     |4 and 5)    |Date    |Expira- |             |Number   |ity     |Trans-   |(I)   |ship  |
Security       |Secu- |Day/   |DD/ |------ |------------|Exer-   |tion    |             |of       |(Instr. |action(s)|(Instr|(Instr|
(Instr. 3)     |rity  |Year)  |YY) |Code |V| (A)  | (D) |cisable |Date    |Title        |Shares   |5)      |(Instr.4)|4)    |4)    |
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
               |      |       |     |    | |      |     |        |        |             |         |        |         |      |      |
               |      |       |     |    | |      |     |        |        |             |         |        |         |      |      |
===================================================================================================================================

Explanation of Responses:

(1): Through The Goldman Sachs Defined Contribution Plan

(2): As trustee of grantor retained annuity trust

By:  /s/ Roger S. Begelman                                  December 24, 2002
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      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.